Exhibit 99.1

Source Capital Provides Update on Discount Management Program and Private Credit Investments and Announces Q4 Webcast

LOS ANGELES, January 16, 2026---The Board of Trustees of Source Capital (NYSE: SOR) (the “Fund”), today announced that for the Fund’s Discount Management Program (the “Program”) measurement period from January 1, 2025 through December 31, 2025, the Fund traded at an average discount to net asset value (NAV) of less than 10%. In fact, the Fund traded at a premium during the fourth quarter, peaking at a premium to NAV of 1.20% on November 28, 2025. As a result of the average discount to NAV remaining under 10%, the tender offer for calendar year 2025 under the Fund’s Program will not occur.

In addition to the contingent tender offer in place for calendar year 2026 (as described in the January 16, 2025 press release), the Board of Trustees (“Board”) approved a contingent tender offer for calendar year 2027. Under the terms of the updated Program, the Board approved extending the Program through the year ending December 31, 2027. Under the Program’s extension, the Fund will conduct a tender offer for 10% of the Fund’s outstanding shares of common stock at a price equal to 98% of NAV per share if its shares trade at an average discount to NAV of more than 10% during the measurement period from January 1, 2027 through December 31, 2027. Should a tender offer be required it shall close no later than June 30, 2028. In the future, the Board may determine to extend the Program beyond 2027.

The Fund’s portfolio managers, officers and Board do not intend to tender their shares if a tender is required under the Program for 2026.

In addition to the Program, the Fund will continue to implement its Stock Repurchase Program to repurchase stock at prices that are accretive to shareholders.

For the past few years, the Fund has been increasing its allocation to private credit investments and continues to make progress in this area. As of December 31, 2025, approximately 21.7% of NAV was invested in private credit and the combined invested plus committed capital to private credit was approximately 25.9% of NAV.

Finally, the Fund will host an investor call on February 26, 2026, at 1pm PST. Details of the call and how to submit questions will be posted at fpa.com.

About Source Capital

Source Capital is a closed-end investment company managed by First Pacific Advisors, LP. Its shares are listed on the New York Stock Exchange under the symbol “SOR.” The investment objective of the Fund is to seek maximum total return for shareholders from both capital appreciation and investment income to the extent consistent with protection of invested capital. The Fund may invest in longer duration assets like dividend paying equities and illiquid assets like private loans in pursuit of its investment objective and is thus intended only for those investors with a long-term investment horizon (greater than or equal to ~5 years).

You can obtain additional information by visiting the website at fpa.com, by email at crm@fpa.com, toll free by calling 1-800-982- 4372, or by contacting the Fund in writing.

For investor questions, please contact:

Ryan Leggio, Partner

rleggio@fpa.com

310-996-5484

Important Disclosures

You should consider the Fund’s investment objectives, risks, and charges and expenses carefully before you invest.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful under the securities laws of any such state. In the event of a tender offer, there may be tax consequences for a stockholder. For example, a stockholder may owe capital gains taxes on any increase in the value of the shares over your original cost.

As with any stock, the price of the Fund’s common shares will fluctuate with market conditions and other factors. Shares of closed-end management investment companies frequently trade at a price that is less than (a “discount”) or more than (a “premium”) their net asset value. If the Fund’s shares trade at a premium to net asset value, there is no assurance that any such premium will be sustained for any period of time and will not decrease, or that the shares will not trade at a discount to net asset value thereafter. The Fund’s portfolio statistics and performance are available by visiting the website at https://fpa.com/fund/source-capital, by email at crm@fpa.com, toll free by calling 1-800-279-1241, or by contacting the Fund in writing.

Investments, including investments in closed-end funds, carry risks and investors may lose principal value. Capital markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. It is important to remember that there are risks inherent in any investment and there is no assurance that any investment or asset class will provide positive performance over time. Value style investing presents the risk that the holdings or securities may never reach our estimate of intrinsic value because the market fails to recognize what the portfolio management team considers the true business value or because the portfolio management team has misjudged those values. In addition, value style investing may fall out of favor and underperform growth or other style investing during given periods. Non-U.S. investing presents additional risks, such as the potential for adverse political, currency, economic, social or regulatory developments in a country, including lack of liquidity, excessive taxation, and differing legal and accounting standards. Non-U.S. securities, including American Depository Receipts (ADRs) and other depository receipts, are also subject to interest rate and currency exchange rate risks.

Fixed income instruments are subject to interest rate, inflation and credit risks. Such investments may be secured, partially secured or unsecured and may be unrated, and whether or not rated, may have speculative characteristics. The market price of the Fund’s fixed income investments will change in response to changes in interest rates and other factors. Generally, when interest rates rise, the values of fixed income instruments fall, and vice versa. Certain fixed income instruments are subject to prepayment risk and/or default risk.

Private placements, including private credit and loans, are instruments that are not registered under the federal securities laws, and are generally eligible for sale only to certain eligible investors. Private placements may be illiquid, and thus more difficult to sell, because there may be relatively few potential purchasers for such investments, and in certain cases, the sale of such investments may also be restricted under securities laws.

The Fund may use leverage. While the use of leverage may help increase the distribution and return potential of the Fund, it also increases the volatility of the Fund’s net asset value (NAV), and potentially increases volatility of its distributions and market price. There are costs associated with the use of leverage, including ongoing dividend and/or interest expenses. There also may be expenses for issuing or administering leverage. Leverage changes the Fund’s capital structure through the issuance of preferred shares and/or debt, both of which are senior to the common shares in priority of claims. If short-term interest rates rise, the cost of leverage will increase and likely will reduce returns earned by the Fund’s common stockholders.

This material has been distributed for informational purposes only and should not be considered as investment advice or a recommendation of any particular security, strategy or investment product. No part of this material may be reproduced in any form, or referred to in any other publication, without express written permission.